[EXHIBIT 99.2]

                               Soroban, Inc.
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347 Fifth Ave, Suite 506     New York, NY 10016            212-764-2448



January 27, 2003

The Board of Directors
Eagle Supply Group, Inc.
122 East 42nd Street
New York, NY 10168


Gentlemen:

Re:    Proposed investment of $1 million in Eagle Supply Group, Inc.
       ("Eagle")

You have asked Soroban, Inc. to review the proposed transaction in which Mr. James E. Helzer, President, Vice Chairman of the Board of Directors, and Chief Operating Officer of Eagle would purchase, for $1 million, 1,000,000 shares of Eagle's common stock and 1,000,000 common stock warrants and to render an opinion on the fairness of the proposed transaction to Eagle and its shareholders. The warrants would be exercisable for five years at an exercise price for Eagle's common stock of $1.50 per share and have certain anti dilution rights.

At the time of the Board of Directors meeting, January 27, 2003, Eagle's common stock was trading between $.86 to $.92. Recently, the trading volume has been very low. Eagle is projecting a very tight cash position in the near future, which is not unusual for Eagle at this time of the year. Fleet Capital Corporation, in the past, has provided Eagle with a seasonal over advance of several million dollars. The request has been made of Fleet again this winter to provide an over advance; however, as of the date of this letter, Fleet has not made a decision to make such over advance. The financial results of Eagle for the quarter ended September 30, 2002 reflect lower sales, slight erosion in gross margins, higher operating expenses and a net loss compared to a prior year profit. The preliminary financial results for the quarter ended December 31, 2002 compared to the comparable quarter ended December 31, 2001 also reflect lower sales and gross profit. The accounts receivable ageing at December 31, 2002 has $8 million in receivables past due over 60 days compared to $7 million for November 30, 2002.

In light of the above situation, which is a result of, among other things, poor economic conditions in the United States, difficult competitive conditions affecting some of Eagle's markets, Eagle's inability to raise prices to improve profit margins, the current normally slow winter season, continued slow payment by Eagles' contractor customers in paying their outstanding balances, and Eagles' need to maintain reasonable levels of inventory to maintain its sales volume, Eagle has decided to eliminate its potential cash shortfall by entering into a transaction with Mr. and Mrs. Helzer on the terms described above.


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In our opinion, any attempt to find or obtain alternative sources of debt or equity capital on the terms proposed with independent third party sources of funds would be either completely unsuccessful and untimely or would be substantially less advantageous to Eagle and its shareholders than the terms and conditions being proposed with Mr. Helzer. Accordingly, it is our opinion that the transaction outlined above, if consummated, is fair from a financial point of view to Eagle and its shareholders.

Yours very truly,

/s/ A.J. Gasson

A.J. Gasson









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